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                                                                      Exhibit 21


(21) SUBSIDIARIES OF REGISTRANT

      Magnavision Corporation, a Delaware Corporation

             Subsidiaries

                     Magnavision, a New Jersey Corporation

             Wholly owned subsidiaries:

                     Magnavision Private Cable, Inc., a Delaware Corporation

                     Magnavision Wireless Cable, Inc., a Delaware Corporation